Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Meredith Payette
312-517-6460	312-517-6216
ir@gogoair.com	pr@gogoair.com

Gogo Announces Fourth Quarter and Full-Year 2016 Financial Results

•	Record quarterly revenue of $160 million and full year revenue of $597 million

•	Expects positive free cash flow in 2019, a year earlier than previous guidance

•	Increases guidance for 2017 2Ku installs by 100 aircraft to range between 450 and 550

•	Installed or upgraded more than 1,100 commercial aircraft in 2016

•	Won awards for approximately 1,000 2Ku commercial aircraft in 2016, bringing total 2Ku awards to 1,500

Chicago, Ill., February 27, 2017 – Gogo Inc. (Nasdaq: GOGO), the leading global provider of in-flight broadband connectivity and connectivity-enabled services to commercial and business aviation, today announced its financial results for the fourth quarter and full year 2016.

Fourth Quarter 2016 Consolidated Financial Results

•	Revenue increased to $160.0 million, up 16% from Q4 2015. Service revenue increased to $138.9 million, up 20% from Q4 2015, driven by a 14% increase in commercial aircraft online to 2,943, a 20% increase in ATG business aircraft online to 4,172, and increased customer usage across all segments.

•	Net loss decreased to $26.9 million, an improvement from a loss of $33.9 million in Q4 2015, and Adjusted EBITDA(1) increased to a record $23.1 million, up 187% from Q4 2015.

•	Capital expenditures increased to $48.2 million from $35.4 million in Q4 2015 and Cash CapEx(1) increased to $33.5 million from $13.3 million in Q4 2015, primarily due to increased airborne equipment purchases for 2Ku installations.

•	Cash, cash equivalents and short-term investments were $455.8 million as of December 31, 2016. Gogo issued an additional $65.0 million of senior secured notes on January 3, 2017 for gross proceeds of $70.2 million.

“2Ku performance demonstrates industry leading speed, coverage, and service availability, and we now have more than 130 2Ku aircraft installed. We are increasing 2Ku installation guidance to 450 to 550 aircraft in 2017 and 650 to 750 in 2018,” said Michael Small, Gogo’s President and CEO. “2Ku is transformative for global aviation. With speeds exceeding 100 Mbps, it brings a streaming class connectivity experience to everyone on the plane.”

“With accelerated 2Ku installations and improved operating leverage, we now expect to become free cash flow positive in 2019, a year earlier than our prior guidance,” said Gogo’s Executive Vice President and CFO, Norman Smagley.

Fourth Quarter 2016 Business Segment Financial Results

Commercial Aviation - North America (CA-NA)

•	Total revenue increased to $101.1 million, up 20% from Q4 2015, driven primarily by an increase in aircraft online.

•	Aircraft online increased to 2,676, up 47 aircraft from September 30, 2016, and included 59 2Ku and more than 1,700 ATG-4 equipped aircraft. As of December 31, 2016, CA-NA had approximately 850 aircraft awarded for installation or conversion to 2Ku, 60 of which are net new aircraft.

•	Average monthly service revenue per aircraft equivalent, or ARPA, was $11,780, up 2% from Q4 2015. However, ARPA increased by approximately 8% year over year when adjusted to exclude regional jets and aircraft operated by new airline partners that have been added since 2015.

•	Segment profit increased to $24.9 million, up 171% from Q4 2015. Segment profit as a percentage of segment revenue rose to 25% in Q4 2016, up from 11% in Q4 2015. Excluding the timing of certain non-cash accruals, the segment’s profit margin would have been approximately 20%.

Business Aviation (BA)

•	Service revenue increased to $36.4 million, up 28% from Q4 2015, driven primarily by a 20% increase in ATG systems online and a 7% increase in average monthly service revenue per ATG unit online. Service revenue accounted for 71% of the segment’s total revenue in Q4 2016.

•	Equipment revenue decreased to $15.1 million, down $6.0 million from Q4 2015, driven by the deferral of $2.7 million of GogoBiz equipment revenue, which is expected to be recognized starting in the second quarter of 2017 as 4G units are shipped, and weaker general market conditions.

•	Total segment revenue increased to $51.5 million, up 4% from Q4 2015.

•	Segment profit increased to $23.0 million, up 19% from Q4 2015. Segment profit as a percentage of segment revenue was 45% in Q4 2016, up from 39% in Q4 2015, driven primarily by an increased mix of higher margin service revenue and lower engineering, design and development expenses.

Commercial Aviation - Rest of World (CA-ROW)

•	Total revenue increased to $7.4 million, up 76% from Q4 2015, driven primarily by an increase in aircraft online and higher revenue per aircraft.

•	Aircraft online increased to 267, up 65 aircraft from Q4 2015. CA-ROW had approximately 560 net new 2Ku awarded but not yet installed aircraft as of December 31, 2016.

•	ARPA increased to $14,372, up 17% from Q4 2015, driven primarily by increased airline-paid passenger usage.

•	Segment loss increased to $24.7 million from $20.2 million in Q4 2015, primarily due to higher engineering, design and development expenses related to the roll out of 2Ku and increased satellite capacity costs in advance of new airline partner launches.

Full Year 2016 Consolidated Financial and Operating Results

•	Gogo brought more than 350 commercial aircraft and nearly 700 ATG business aircraft online in 2016.

•	As of December 31, 2016, Gogo Vision, our wireless in-flight entertainment service, was installed on more than 2,500 aircraft.

•	Revenue increased to $596.6 million, up 19% from $500.9 million in 2015. Service revenue increased to $514.3 million, up 22% from $420.0 million in 2015.

•	CA-NA revenue increased to $371.5 million, up 20% from $310.7 million in 2015.

•	BA revenue increased to $199.6 million, up 12% from $178.7 million in 2015.

•	CA-ROW revenue increased to $25.4 million, up 119% from $11.6 million in 2015.

•	Net loss increased to $124.5 million, up 16% from 2015, and Adjusted EBITDA increased to $67.2 million, up 83% from $36.8 million in 2015.

•	Capital expenditures increased to $176.9 million from $153.1 million in 2015. Cash CapEx increased to $133.1 million, up 66% from $80 million in 2015, primarily due to increased airborne equipment purchases for 2Ku installations.

Business Outlook

For the full year ending December 31, 2017, Gogo is providing the following guidance:

•	Total revenue of $670 million to $695 million, growth of 12% to 17% from 2016

•	CA-NA revenue of $405 million to $425 million

•	BA revenue of $220 million to $230 million

•	CA-ROW revenue of $40 million to $50 million

•	Adjusted EBITDA[1] of $60 million to $75 million, including $50 million of expenses for the launch of new international airlines and the development of our next generation ATG technology.

•	2Ku installations of 450 to 550 aircraft, including approximately 150 aircraft in CA-ROW.

•	Capital expenditures of $290 million to $330 million and Cash CapEx of $230 million to $260 million.

•	The increase in capital expenditures and Cash CapEx versus prior 2017 guidance is due to additional equipment purchases for accelerated 2Ku installations and next generation ATG network expenditures.

For the full year ending December 31, 2018, Gogo is providing the following guidance:

•	2Ku installations of 650 to 750 aircraft, including approximately 300 aircraft in CA-ROW.

•	A significant decline in cash needs compared to 2017 due to a substantial decline in Gogo’s average investment per 2Ku installation and a significant increase in consolidated adjusted EBITDA.

•	Capital expenditures of $110 million to $170 million and Cash CapEx of $70 million to $120 million. The decrease in capital expenditures and Cash CapEx versus prior 2018 guidance reflects an estimate that 70% to 80% of 2018 2Ku equipment transactions will be under our airline directed business model, which will be accounted for as equipment revenue and cost of goods sold, rather than as capital expenditures and deferred airborne leasing proceeds.

•	Excluding the impact of the expected shift to the airline directed business model, Cash CapEx guidance for 2018 would be $20 million to $30 million lower than previous guidance, driven by reductions in the cost of 2Ku equipment.

Gogo is providing guidance that it expects to be Free Cash Flow positive in 2019. Free Cash Flow is defined as cash from operating activities net of capital expenditures.

(1)	See Non-GAAP Financial Measures below

Conference Call

The fourth quarter conference call will be held on February 27th, 2017 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 53599897.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Cash CapEx in the supplemental tables below. Management uses Adjusted EBITDA and Cash CapEx for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA and Cash CapEx are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance with Adjusted EBITDA or liquidity with Cash CapEx, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CapEx in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2017 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, we are not able to provide a reconciliation for the forecasted range of Adjusted EBITDA due to variability in the timing of aircraft installations and deinstallations impacting depreciation expense and amortization of deferred airborne leasing proceeds.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners or any failure to renew any existing agreements upon expiration or termination; the failure to maintain airline satisfaction with our equipment or our service; any inability to timely and efficiently deploy our 2Ku service, or develop and deploy our next-generation ATG network or other components of our technology roadmap for any reason, including regulatory delays or failures, or delays on the part of any of our suppliers, some of whom are single source, or the failure by our airline partners to roll out equipment upgrades, new services or adopt new technologies in order to support increased network capacity demands; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services such as Gogo Vision, Gogo TV and Connected Aircraft Services, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to deliver products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a future act or threat of terrorism, cyber-security attack or other events that could result in a prohibition or restriction of the use of Wi-Fi enabled devices on aircraft; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-ROW segment; our ability to transition from the retail model to the airline-directed model in CA and changes in contracts with our airline partners that may arise in connection with such transition; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to credit card information or other personal information of the users of our services; any negative outcome or effects of pending or future litigation; our substantial debt, limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry; the attraction and retention of qualified employees, including key personnel; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control and difficulties in collecting accounts receivable.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

With more than two decades of experience, Gogo is the leader in in-flight connectivity and wireless entertainment services for commercial and business aircraft around the world. Gogo connects aircraft, providing its aviation partners with the world’s most powerful network and platform to help optimize their operations. Gogo’s superior technologies, best-in-class service, and global reach help planes fly smarter, our aviation partners perform better, and their passengers travel happier.

Today, Gogo has partnerships with 16 commercial airlines and is now installed on more than 2,900 commercial aircraft. More than 7,000 business aircraft are also flying with its solutions, including the world’s largest fractional ownership fleets. Gogo also is a factory option at every major business aircraft manufacturer. Gogo has more than 1,100 employees and is headquartered in Chicago, IL, with additional facilities in Broomfield, CO, and various locations overseas. Connect with us at www.gogoair.com and business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015
Revenue:
Service revenue	$138,887	$115,931	$514,293	$419,975
Equipment revenue	21,111	21,848	82,257	80,913

Total revenue	159,998	137,779	596,550	500,888

Operating expenses:
Cost of service revenue (exclusive of items shown below)	61,463	49,773	226,078	187,803
Cost of equipment revenue (exclusive of items shown below)	11,898	10,953	48,650	40,558
Engineering, design and development	24,512	26,630	96,713	87,437
Sales and marketing	14,811	16,465	61,177	56,143
General and administrative	19,889	23,657	84,927	86,753
Depreciation and amortization	29,600	25,222	105,642	87,036

Total operating expenses	162,173	152,700	623,187	545,730

Operating loss	(2,175)	(14,921)	(26,637)	(44,842)

Other (income) expense:
Interest income	(571)	(116)	(1,635)	(181)
Interest expense	24,946	16,259	83,647	58,889
Loss on extinguishment of debt	—	—	15,406	—
Adjustment of deferred financing costs	—	2,251	(792)	2,251
Other (income) expense	65	287	(72)	574

Total other expense	24,440	18,681	96,554	61,533

Loss before income taxes	(26,615)	(33,602)	(123,191)	(106,375)
Income tax provision	317	277	1,314	1,238

Net loss	$(26,932)	$(33,879)	$(124,505)	$(107,613)

Net loss attributable to common stock per share—basic and diluted	$(0.34)	$(0.43)	$(1.58)	$(1.35)

Weighted average number of shares—basic and diluted	79,067	78,678	78,915	79,701

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$117,302	$147,342
Short-term investments	338,477	219,491

Total cash, cash equivalents and short-term investments	455,779	366,833
Accounts receivable, net of allowances of $499 and $417, respectively	73,743	69,317
Inventories	50,266	20,937
Prepaid expenses and other current assets	24,942	10,920

Total current assets	604,730	468,007

Non-current assets:
Property and equipment, net	519,810	434,490
Intangible assets, net	85,175	78,823
Goodwill	620	620
Long-term restricted cash	7,773	7,535
Other non-current assets	28,088	14,878

Total non-current assets	641,466	536,346

Total assets	$1,246,196	$1,004,353

Liabilities and Stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$31,689	$28,189
Accrued liabilities	132,055	88,690
Accrued airline revenue share	15,521	13,708
Deferred revenue	32,722	24,055
Deferred airborne lease incentives	36,277	21,659
Current portion of long-term debt and capital leases	2,799	21,277

Total current liabilities	251,063	197,578

Non-current liabilities:
Long-term debt	800,715	542,573
Deferred airborne lease incentives	135,879	121,732
Deferred tax liabilities	8,264	7,425
Other non-current liabilities	90,668	68,850

Total non-current liabilities	1,035,526	740,580

Total liabilities	1,286,589	938,158

Stockholders’ equity (deficit)
Common stock	9	9
Additional paid-in-capital	879,135	861,243
Accumulated other comprehensive loss	(2,163)	(2,188)
Accumulated deficit	(917,374)	(792,869)

Total stockholders’ equity (deficit)	(40,393)	66,195

Total liabilities and stockholders’ equity (deficit)	$1,246,196	$1,004,353

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Years
	Ended December 31,
	2016	2015
Operating activities:
Net loss	$(124,505)	$(107,613)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	105,642	87,036
Loss on asset disposals/abandonments	4,583	3,044
Deferred income taxes	839	827
Stock compensation expense	17,621	15,299
Loss on extinguishment of debt	15,406	—
Amortization of deferred financing costs	3,803	4,169
Accretion of debt discount	17,496	12,555
Adjustment of deferred financing costs	(792)	2,251
Changes in operating assets and liabilities:
Accounts receivable	(4,265)	(21,563)
Inventories	(29,329)	976
Prepaid expenses and other current assets	(14,473)	2,717
Accounts payable	(3,118)	(4,307)
Accrued liabilities	3,836	24,927
Deferred airborne lease incentives	14,652	36,895
Deferred revenue	26,981	23,895
Deferred rent	(47)	21,206
Accrued interest	35,825	4,508
Accrued airline revenue share	1,815	439
Other non-current assets and liabilities	(6,982)	(2,405)

Net cash provided by operating activities	64,988	104,856

Investing activities:
Proceeds from the sale of property and equipment	84	75
Purchases of property and equipment	(148,294)	(135,201)
Acquisition of intangible assets—capitalized software	(28,587)	(17,947)
Purchases of short-term investments	(363,436)	(369,402)
Redemptions of short-term investments	244,450	229,852
Decrease (increase) in restricted cash	224	(192)

Net cash used in investing activities	(295,559)	(292,815)

Financing activities:
Proceeds from the issuance of senior secured notes	525,000	—
Payments on amended and restated credit agreement	(310,132)	(8,749)
Proceeds from the issuance of convertible notes	—	361,940
Forward transactions	—	(140,000)
Payment of debt issuance costs	(11,474)	(12,608)
Payments on capital leases	(2,612)	(1,995)
Stock-based award activities	271	4,633

Net cash provided by financing activities	201,053	203,221

Effect of exchange rate changes on cash	(522)	785

Increase (decrease) in cash and cash equivalents	(30,040)	16,047
Cash and cash equivalents at beginning of period	147,342	131,295

Cash and cash equivalents at end of period	$117,302	$147,342

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
Aircraft online (at period end)	2,676	2,387	2,676	2,387
Aircraft equivalents (average during the period)	2,720	2,401	2,629	2,274
Average monthly service revenue per aircraft equivalent (ARPA)	$11,780	$11,570	$11,392	$11,304
Gross passenger opportunity (GPO) (in thousands)	99,263	92,005	398,075	351,730
Total average revenue per session (ARPS)	$11.98	$13.41	$12.31	$12.74
Connectivity take rate	7.3%	6.1%	6.6%	6.2%

Commercial Aviation Rest of World

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
Aircraft online (at period end)	267	202	267	202
Aircraft equivalents (average during the period)	205	156	196	130
ARPA	$14,372	$12,316	$13,224	$10,545

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under contract are assigned to CA-ROW.

•	Aircraft equivalents. We define aircraft equivalents for a segment as the total number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month end figures for each month in such period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online.

•	Average monthly service revenue per aircraft equivalent (“ARPA”). We define ARPA for a segment as the aggregate service revenue plus monthly service fees included as a reduction to cost of service revenue for that segment for the period divided by the number of months in the period, divided by the number of aircraft equivalents (as defined above) for that segment during the period. Prior to 2016, aircraft online was used as the denominator to calculate ARPA. Beginning in 2016, ARPA is calculated by using aircraft equivalents as the denominator. We believe the revised ARPA methodology more accurately reflects ARPA by segment because it better reflects the number of aircraft that actually generated the revenue while flying within the scope of each segment during a specific period. ARPA for the CA-NA segment during the three months and year ended December 31, 2015, were originally reported as $11,721 and $11,387, respectively, and have been revised to $11,780 and $11,304, respectively, to reflect the change in methodology.

•

Gross passenger opportunity (“GPO”). We define GPO as the aggregate number of passengers who board commercial aircraft on which Gogo service has been available during the period presented. When available directly from our airline partners, we aggregate actual passenger counts across flights on Gogo-equipped aircraft. When not available directly from our airline partners, we estimate GPO. Estimated GPO is calculated by first estimating the number of flights occurring on each Gogo-equipped aircraft, then multiplying by the number of seats on that aircraft, and finally multiplying by a seat factor that is determined from historical information provided to us in arrears by our airline partners. The estimated number of flights is derived from real-time flight information provided to our front-end systems by Air Radio Inc. (ARINC), direct airline feeds and supplementary third-party data sources. These aircraft-level estimates are then aggregated with actual airline-provided passenger counts to obtain total GPO.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Passenger Connectivity, excluding non-session related revenue, divided by the total number of sessions during the period. A session, or a “use” of Passenger Connectivity, is defined as the use by a unique passenger of Passenger Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives for unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was not material.

Business Aviation

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
Aircraft online (at period end)
Satellite	5,500	5,454	5,500	5,454
ATG	4,172	3,477	4,172	3,477
Average monthly service revenue per aircraft online
Satellite	$234	$195	$221	$182
ATG	2,622	2,454	2,548	2,302
Units Sold
Satellite	110	139	477	560
ATG	179	238	737	923
Average equipment revenue per unit sold (in thousands)
Satellite	$38	$43	$43	$41
ATG	57	58	57	55

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period. The total number of ATG units shipped was 808 for the year ended December 31, 2016 as compared with 923 for the prior year. Due to the commencement of a new sales program and resulting orders, we deferred the recognition of 71 ATG units shipped for the year ended December 31, 2016, as not all revenue recognition criteria were met. We had no such deferrals on our ATG unit shipments for the year ended December 31, 2015 or in any period on satellite equipment shipments.

•	Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•	Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended December 31, 2016
	CA-NA	CA-ROW	BA
Service revenue	$95,499	$6,985	$36,403
Equipment revenue	5,565	449	15,097

Total revenue	$101,064	$7,434	$51,500

Segment profit (loss)	$24,904	$(24,692)	$22,979

	For the Three Months Ended December 31, 2015
	CA-NA	CA-ROW	BA
Service revenue	$83,180	$4,235	$28,516
Equipment revenue	784	—	21,064

Total revenue	$83,964	$4,235	$49,580

Segment profit (loss)	$9,206	$(20,246)	$19,374

	For the Year December 31, 2016
	CA-NA	CA-ROW	BA
Service revenue	$357,250	$24,198	$132,845
Equipment revenue	14,273	1,180	66,804

Total revenue	$371,523	$25,378	$199,649

Segment profit (loss)	$71,870	$(87,637)	$82,874

	For the Year December 31, 2015
	CA-NA	CA-ROW	BA
Service revenue	$308,360	$11,563	$100,052
Equipment revenue	2,302	1	78,610

Total revenue	$310,662	$11,564	$178,662

Segment profit (loss)	$41,891	$(76,445)	$71,884

(1)	Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash charges (including amortization of deferred airborne lease incentives and stock compensation expense) and other income (expense).

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended December 31,
	2016	2015
CA-NA	$38,478	$32,808
BA	9,336	7,422
CA-ROW	13,649	9,543

Total	$61,463	$49,773

	For the Years Ended December 31,
	2016	2015
CA-NA	$145,545	$126,710
BA	35,027	25,985
CA-ROW	45,506	35,108

Total	$226,078	$187,803

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended December 31,
	2016	2015
CA-NA	$3,031	$234
BA	8,633	10,719
CA-ROW	234	—

Total	$11,898	$10,953

	For the Years Ended December 31,
	2016	2015
CA-NA	$11,366	$1,629
BA	36,619	38,929
CA-ROW	665	—

Total	$48,650	$40,558

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(26,932)	$(33,879)	$(124,505)	$(107,613)
Interest expense	24,946	16,259	83,647	58,889
Interest income	(571)	(116)	(1,635)	(181)
Income tax provision	317	277	1,314	1,238
Depreciation and amortization	29,600	25,222	105,642	87,036

EBITDA	27,360	7,763	64,463	39,369
Stock-based compensation expense	4,635	4,456	17,621	15,299
Amortization of deferred airborne lease incentives	(8,869)	(6,423)	(29,519)	(20,163)
Loss on extinguishment of debt	—	—	15,406	—
Adjustment of deferred financing costs	—	2,251	(792)	2,251

Adjusted EBITDA	$23,126	$8,047	$67,179	$36,756

Cash CapEx:
Consolidated capital expenditures (GAAP) (1)	$(48,187)	$(35,365)	$(176,881)	$(153,148)
Change in deferred airborne lease incentives (2)	5,876	14,431	14,550	37,063
Amortization of deferred airborne lease incentives (2)	8,783	6,365	29,241	19,934
Landlord incentives	—	1,238	—	16,201

Cash CapEx	$(33,528)	$(13,331)	$(133,090)	$(79,950)

	For the Year Ending December 31, 2017		For the Year Ending December 31, 2018
	Low	High	Low	High
Cash CapEx Guidance:
Consolidated capital expenditures (GAAP)	$(290,000)	$(330,000)	$(110,000)	$(170,000)
Deferred airborne lease incentives	60,000	70,000	40,000	50,000

Cash CapEx	$(230,000)	$(260,000)	$(70,000)	$(120,000)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives and related amortization associated with STCs for the three and twelve month periods ending December 31, 2016 and 2015 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives (iii) loss on extinguishment of debt and (iv) adjustment to deferred financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using option pricing models to determine the fair value of such compensation. The fair value of our stock options is determined using option pricing models and varies based on fluctuations in the assumptions used in the models, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 10, “Business Segments and Major Customers,” for a description of segment profit (loss) in our consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America and Rest of World” for a discussion of the accounting treatment of deferred airborne lease incentives.

We believe it is useful to an understanding of our operating performance to exclude the loss on extinguishment of debt and adjustment to deferred financing costs from Adjusted EBITDA because of the non-recurring nature of these charges.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Cash CapEx represents capital expenditures net of airborne equipment proceeds received from the airlines and incentives paid to us by landlords under certain facilities leases. We believe Cash CapEx provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners, we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.